Exhibit 2.2

Correction to Stock Purchase Agreement

This Correction to Stock Purchase Agreement (this “Correction”) is entered into as of June 22, 2007, by 11 Good Energy, Inc., a Delaware corporation (the “Buyer”), Aaron R. Harnar (“Harnar”) and Susan K. Livengood (“S. Livengood”) (collectively, the “Sellers”), and 11 Good’s Energy, Ltd., an Ohio limited liability company (the “Target”).

The parties have entered into a Stock Purchase Agreement dated as of June 22, 2007 (the “Purchase Agreement”).

In Section 2.2(a) of the Agreement, reference is made to the number of shares of common stock that Clayton Livengood (“C Livengood”) is to obtain as consideration for the Consulting Agreement (which is defined in the Purchase Agreement) (“Clay’s Shares”).

The number of Clay’s Shares indicated in Section 2.2(a) of the Purchase Agreement is incorrect.

The number of Clay’s Shares should be 2,782,000 shares.

The parties hereby amend the Purchase Agreement in accordance with the foregoing.

The Parties have executed and delivered this Correction to Stock Purchase Agreement as of the date first written above.

11 GOOD ENERGY, INC.

By:
Frederick C. Berndt, CEO

11 GOOD’S ENERGY, LTD.

By:
Susan K. Livengood, President

Susan K. Livengood, Seller

Aaron R. Harnar, Seller

Clayton Livengood hereby acknowledges and accepts the foregoing.

Clayton Livengood